UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in charter)

Delaware	04-2921333
(State of incorporation or organization)	(IRS Employer Identification No.)

1601 Trapelo Road

Waltham, Massachusetts 02451

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 22, 2012, relating to the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended from time to time, the “Agreement”), and Amendment No. 1 thereto filed by the Company with the SEC on February 13, 2013 (as amended, the “Registration Statement”). Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

Pursuant to Section 7.1 of the Agreement, the Rights expired at 5:00 p.m. (eastern time) on March 21, 2013 (the “Expiration Date”) and accordingly, after the Expiration Date, there no longer will be any Rights associated with each outstanding share of the Company’s Common Stock and no person will have any rights pursuant to the Agreement. The Expiration Date under the Agreement has no effect on the Company’s Tax Benefit Preservation Plan adopted on October 17, 2011 (as amended to date, the “Tax Plan”) or any of the rights to purchase the Company’s Series A Junior Participating Preferred Stock thereunder, all of which remains in full force and effect. Accordingly, any stock ownership limitations set forth in the Tax Plan also remain in full force and effect.

The Agreement and the Tax Plan are incorporated herein by reference as exhibits to this Registration Statement. The foregoing descriptions of the Agreement and the Tax Plan are qualified in their entirety by reference to such exhibits.

Item 2. Exhibits.

1.	Amendment No. 1, dated as of February 8, 2013 to Rights Agreement, dated as of March 21, 2012, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on February 11, 2013 by ModusLink Global Solutions, Inc.).

2.	Rights Agreement, dated as of March 21, 2012, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series B Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on March 22, 2012 by ModusLink Global Solutions, Inc.).

3.	Amendment No. 1, dated as of March 21, 2012 to Tax Benefit Preservation Plan, dated as of October 17, 2011, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed on March 22, 2012 by ModusLink Global Solutions, Inc.).

4.	Tax Benefit Preservation Plan, dated as of October 17, 2011, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on October 18, 2011 by ModusLink Global Solutions, Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: March 26, 2013	By:	/s/ Peter L. Gray
Name: Peter L. Gray Title: Executive Vice President, Chief Administrative Officer, General Counsel and Secretary